UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2009
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda	1-31339	98-0371344
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

515 Post Oak Blvd., Suite 600, Houston, Texas	77027-3415
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events
Weatherford International Ltd., a Bermuda exempted company, today priced $1,000,000,000 aggregate principal amount of 9.625% Senior Notes due 2019 (the “2019 Notes”) and $250,000,000 aggregate principal amount of 9.875% Senior Notes due 2039 (the “2039 Notes” and together with the 2019 Notes, the “Notes”). Proceeds from the offering are expected to be used to repay existing short-term indebtedness and for general corporate purposes. Interest on the Notes is payable March 1 and September 1 of each year, beginning March 1, 2009. The transaction is expected to close on or about January 8, 2009.
Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC are the joint bookrunners for the offering. Copies of the prospectus supplement and prospectus may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting either Banc of America Securities LLC at 214 North Tryon Street, Charlotte, NC 28255 (tel: 1-800-294-1322), Barclays Capital Inc. at Broadridge Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717 (tel: 1-888-227-2275), Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10005 (tel: 1-800-503-4611), Goldman, Sachs & Co. at 85 Broad Street, Attention: Prospectus Department, New York, New York 10004 (tel: 1-866-471-2526) or UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171 (tel: 1-888-827-7275).
The Notes will be issued pursuant to an effective shelf registration statement, which was previously filed with the Securities and Exchange Commission. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2009	WEATHERFORD INTERNATIONAL LTD.
	By:	/s/ Andrew P. Becnel
	Name:	Andrew P. Becnel
	Title:	Senior Vice President and Chief Financial Officer

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